UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/30/2011

Cerus Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21937

Delaware	68-0262011
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2550 Stanwell Drive
Concord, California 94520
(Address of principal executive offices, including zip code)

(925) 288-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 30, 2011 (the "Closing Date"), Cerus Corporation (the "Company") entered into a loan and security agreement (the "Credit Agreement") with Comerica Bank ("Comerica") as lender. The Credit Agreement provides for a growth capital loan of up to $8.0 million ("Growth Capital Loan") and a formula based revolving line of credit ("RLOC") of up to $4.0 million plus any unused amounts from the Growth Capital Loan ("RLOC Loan Amount"). Under the Credit Agreement, the Company is limited to borrowing up to $10.0 million at any time. All of the Company's current and future assets, excluding its intellectual property and 35% of the Company's investment in Cerus Europe B.V., are secured for its borrowings under the Credit Agreement. Throughout the term of the facility, the Company is obligated to meet certain conditions which include maintaining a minimum cash balance of $2.5 million and achieving certain minimum revenue levels. Revenue levels will be measured monthly on a six-month trailing basis and must be at least 75% of the pre-established projected revenue for the six-month period. The Credit Agreement also contains customary covenants, including covenants restricting the ability of the Company or its subsidiaries to incur indebtedness and liens; effect mergers, consolidations and change in control transactions; dispose of assets; pay dividends; make loans, advances or other investments; and enter into transactions with affiliates. Events of default under the Credit Agreement include payment default, cross acceleration with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of a continuing event of default, Comerica may, among other remedies, eliminate its commitment to make the additional loan, declare due all unpaid principal amounts outstanding, and foreclose on all collateral.

The Growth Capital Loan is available in two tranches: $5.0 million was funded on the Closing Date ("Tranche A") and up to $3.0 million may be drawn down by the Company between December 31, 2011 and June 30, 2012 ("Tranche B"). Tranches A and B of the Growth Capital Loan will have a term of up to 48 months, with interest-only payments due for the first twelve months, in the case of Tranche A, and interest-only payments due for the first six months, in the case of Tranche B, which is then followed by equal principal and interest payments for the remaining term of 36 months for both Tranches A and B. Interest on the Growth Capital Loan will accrue at a fixed rate based on the higher of (i) 6.25% or (ii) 6.00% plus the three month LIBOR rate established on the date of funding each tranche. The interest rate for Tranche A of the Growth Capital Loan was set at a fixed rate of 6.37%. In September 2011, the Company paid a commitment fee of $40,000. The Company will also be required to make a final payment fee of 1% of the amounts drawn under Tranche A and Tranche B of the Growth Capital Loan due on the earliest of (i) the prepayment of the Growth Capital Loan, (ii) the acceleration of the Growth Capital Loan or (iii) the maturity of the Growth Capital Loan.

The amount available under the RLOC, which is available to the Company until September 30, 2013, is limited to the lesser of (i) 80% of eligible trade receivables or (ii) the RLOC Loan Amount. The RLOC will have a term of two years from the date of draw, with interest-only payments due each month and the principal payment due at maturity. Interest on the RLOC will accrue at a floating rate based on Comerica's prime rate plus 1.50%. In September 2011, the Company paid a commitment fee of $20,000, and will pay a $20,000 commitment fee at each annual anniversary of the Closing Date.

The Company will not incur any fees associated with the prepayment of borrowed funds or the lack of unused funds under the Credit Agreement.

The foregoing is only a brief description of the material terms of the Credit Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. The Company will be requesting confidential treatment for certain terms of the Credit Agreement, which will be filed separately with the Securities and Exchange Commission.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into Item 2.03.

Item 8.01.    Other Events

In connection with the execution of the Credit Agreement as described above, on September 30, 2011, the Company repaid its outstanding balance in full in connection with its existing Loan and Security Agreement, executed on March 31, 2010, as amended by the First Amendment to the Loan and Security Agreement, executed on March 3, 2011, (collectively, the "Loan and Security Agreement") with Oxford Finance Corporation. The Loan and Security Agreement provided for a loan of up to $10.0 million, of which $5.0 million was borrowed in March 2010 and repaid in full in September 2011, and the remaining $5.0 million was available to be drawn down by the Company by September 30, 2011, which the Company elected not to take. The Company did not incur any early termination penalties in connection with the pay-off of this Loan and Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cerus Corporation

Date: October 05, 2011	By:	/s/ Kevin D. Green
Kevin D. Green
Vice President, Finance and Chief Accounting Officer